EXHIBIT 99.1

FINAL

For Further Information

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OSI SYSTEMS ANNOUNCES RECORD 4th QUARTER & ANNUAL REVENUES

FOR FISCAL YEAR ENDED JUNE 30, 2004

•	Acquisitions Drive Revenue Growth

•	4th Qtr Revenues of $95.8 Million, an Increase of 88% over Prior Year’s Period;

•	Fiscal 2004 Revenues of $247.1 Million, an Increase of 35% over Fiscal 2003 Levels;

•	OSI Consolidated Revenues and Net Income Benefit from Spacelabs Acquisition.

HAWTHORNE, Calif.—August 26, 2004—OSI Systems, Inc. (Nasdaq:OSIS) today announced its revenues and earnings for the fourth quarter and fiscal year ended June 30, 2004.

The company reported record revenues of $95.8 million for the fourth quarter of fiscal 2004, an increase of 88% from $50.9 million reported for the fourth quarter of fiscal 2003. Revenues for the quarter included $41.7 million from Spacelabs which was acquired on March 19, 2004. Net income for the fourth quarter of fiscal 2004 was $2.2 million compared to net income of $5.2 in the same period of the prior fiscal year.

Diluted earnings per share for the fourth quarter 2004 was $0.14 as compared to $0.35 in the fourth of quarter 2003. Diluted earnings per share for the fourth quarter 2004 included the following Spacelabs related acquisition charges:

•	A $0.05 per diluted share after-tax charge for a retention bonus in connection with key Spacelabs personnel. This is part of an estimated $5.9 million retention package. The retention bonuses vest over a two-year period beginning October 2003.

•	A $0.02 per diluted share after-tax charge for the amortization of intangible and fixed assets recorded in connection with the Spacelabs acquisition. Pursuant to the terms of the purchase agreement OSI has notified GE Medical of a $25.4 million downward purchase price adjustment. We expect that the resolution of the final purchase price could significantly reduce these intangible and fixed assets with a corresponding reduction or elimination of the related amortization. However the company emphasized that there can be no assurance of a purchase price adjustment in the claimed amount.

In addition earnings for the fourth quarter 2004 also included a pre-tax charge of $635,000, or an after tax diluted per share charge of $0.03 for litigation expense related to L-3 Communications.

The 2003 fourth quarter results of $0.35 per share included an after-tax gain of $0.08 per share on the sale of marketable securities, as well as an after-tax charge of $0.02 per diluted share for the write down of an equity investment.

Revenues for the fiscal year ended June 30, 2004 were $247.1 million, an increase of $64.5 million or 35% over revenues of $182.6 million for fiscal year ended June 30, 2003. Revenues for the year included $47.2 million from Spacelabs. Net income in fiscal 2004 was $10.0 million as compared to $15.8 million in fiscal 2003. Diluted earnings per share for fiscal 2004 were $0.65 compared to $1.09 for fiscal 2003 reflective of 15.8 million and 14.9 million shares outstanding respectively.

Fiscal 2004 earnings of $0.65 per share included a net after-tax gain of $0.01 per diluted share from the sale of marketable securities and write down of an equity investment. Earnings for the year included the following charges:

•	Fourth quarter charges, as detailed above, totaling $0.07 per diluted share relating to the Spacelabs acquisition;

•	A full year charge of $0.08 per diluted share after tax or $1.8 million pre tax, for legal expenses related to ongoing litigations with L-3 Communications;

•	A first quarter restructuring charge of $0.05 per diluted share.

Fiscal 2003 earnings of $1.09 per diluted share included an after-tax gain of $0.09 per diluted share on the sale of marketable securities, a charge of $0.07 per diluted share for the impairment of an equity investment, an after-tax charge of $0.03 per diluted share for deferred acquisition costs, as well as an after-tax charge of $0.03 per diluted share for legal expenses related to the L-3 Communications litigation.

Deepak Chopra, Chairman and CEO of OSI Systems commented, “We would like to thank all the employees of OSI for their hard work. ARACOR, our recent security acquisition, and Spacelabs have both contributed positively to our performance this year. The turn-around in the performance of Spacelabs is a testament of the commitment and ability of the management and employees of Spacelabs and the ongoing support of their customers.”

Ajay Mehra, President of OSI Systems Security Group added, “We are pleased with the security business’ performance over the fiscal year. For fiscal 2005, OSI’s security business will continue to invest in R&D, thus ensuring our position as a technology leader in the global security and inspection industry. We offer the broadest product selection for cargo inspection currently available in the industry.”

Beginning with the first quarter of fiscal year 2005, the company will revise its segment reporting from geographic to business segments. In addition, the company has initiated preliminary conversations with various investment banks to evaluate strategic reorganization options as both the Security and Medical businesses are approaching critical mass.

The company is reiterating its revenue guidance of $392 million for fiscal 2005. For the full year, the company expects profitable revenue growth in each of its business segments. First quarter revenues are expected to be approximately $90 million with an earnings range of $0.09 to $0.11 per diluted share before retention and Spacelabs-related amortization expenses. The company is seeing softness in the first quarter in its opto-electronics business particularly due to weakness in defense electronics.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. PT, today. To listen, please log on www.companyboardroom.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.companyboardroom.com. A telephonic replay of the call will also be available from 4:30 p.m. Pacific Time on August 26 until 4:30 p.m. Pacific Time on August 28. The replay may be accessed by calling 800-633-8284 and entering the conference call identification number 21206012.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that such growth will occur either at their expected rates or at all. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

(Financial data to follow)

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Revenues	$95,798	$50,924	$247,069	$182,644
Cost of goods sold	59,178	34,502	163,712	122,661

Gross profit	36,620	16,422	83,357	59,983
Operating expenses:
Selling, general and administrative	26,107	8,096	54,161	29,160
Research and development	6,685	2,403	14,638	8,865
Restructuring charges			1,061
Management retention bonus	1,029		1,104

Total operating expenses	33,821	10,499	70,964	38,025

Income from operations	2,799	5,923	12,393	21,958
Interest income (expense)	(9)	202	580	786
Write off of deferred acquisition costs				(608)
Write down of equity investment		(407)	(247)	(1,433)
Gain on sale of marketable securities	—	1,767	376	1,767

Income before provision for income taxes and minority interest	2,790	7,485	13,102	22,470
Provision for income taxes	774	2,189	3,316	6,521

Income before minority interest	2,016	5,296	9,786	15,949
Minority interest	170	(71)	170	(156)

Net income	$2,186	$5,225	$9,956	$15,793

Diluted earnings per share	$0.14	$0.35	$0.65	$1.09

Weighted average shares outstanding -assuming dilution	15,777,055	14,921,328	15,236,399	14,513,374

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	June 30, 2003
Cash and cash equivalents	$39,879	$94,246
Marketable securities, available for sale	—	3,973
Accounts receivable, net of allowance for doubtful accounts	85,774	36,901
Inventory	97,174	42,415
Other current assets	16,129	9,477

Total current assets	238,956	187,012
Non current assets	90,912	42,526

Total	$329,868	$229,538

Current portion of long-term debt	$1,798	$2,625
Other current liabilities	93,357	42,471

Total current liabilities	95,155	45,096
Long-term debt	—	1,838
Other long term liabilities	7,162	1,970
Minority interest	69	235
Shareholders’ equity	227,482	180,399

Total	$329,868	$229,538